Exhibit 99.(4)(a)(iii)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600]
(hereafter called the “Company”)

Group annuity contract 457-2009 between the Company and [ABC COMPANY] is hereby amended, effective as of its [Effective Date/January 1, 2010], as follows:

(1)     Subsection 4.2 of this Contract is deleted in its entirety and replaced with the following:

4.2            Transfers

At any time before the Annuity Commencement Date, subject to Subsection 4.6 of this Contract and the restrictions on transfers, if any, that are set forth in the Plan, the Participant may transfer all or any part of their Account Value between and among the Interest Accumulation Account and any of the Investment Funds.

(2)     The following Subsection 4.6 is added to this Contract:

4.6             Loans

[If the Plan permits loans, the Trustee may request withdrawals from the Account Balance for the purpose of making loans to the Participant in accordance with the terms of the Plan. The trustee shall report to the Company each Participant for whom a loan from the Plan has been approved, the amount to be withdrawn from their Account Balance, from which accounts the withdrawal is to be made and such other information as the Company may request in connection with the withdrawal. In no event may any withdrawal under this provision on behalf of a Participant exceed fifty percent (50%) of the vested portion of the Account Balance as of the date of the withdrawal less any prior withdrawals made under this provision on behalf of the Participant to the extent not repaid and redeposited to this Contract, or such lesser amount as may be specified by the Plan. The Company shall pay such withdrawn amount to the Trustee or, if directed by the Trustee, to the Participant.]

[If the Plan permits loans, a portion of the Account Value in the Interest Accumulation Account equal to the amount that the Company determines is required as a loan reserve amount shall be restricted from withdrawal, transfer or distribution under this Contract while there is an outstanding loan balance in effect with respect to the Participant. Such loan reserve amount shall, at any time, be of an amount equal to: (a) the principal amount of the loan at such time; plus (b) the amount then required to cover contingency expenses over the life of the loan and to protect against any defaults; plus (c) if the Participant has elected to have federal income taxes withheld in the event that a default in the payment of the loan principal, or interest, or both, results in the Participant’s loan balance being treated as current income, the amount that the Company determines is necessary to be withheld for such federal income taxes. A Participant may borrow up to the maximum amount permitted by Section 72(p) of the Code, reduced by any loan reserve amount required by the Company.

The rate of interest to be allocated to the loan reserve amount shall be the greater of: (a) the Guaranteed Rate of Interest; and (b) the lesser of (i) the Current Rate of Interest and (ii) a rate of interest equal to the loan interest rate then in effect less a percentage (not greater than 3%) which the Company shall determine. The loan interest rate applicable to a Participant shall be an adjustable rate declared by the Company. In no event shall such interest rate be greater than the higher of: (a) the Current Rate of Interest in effect under this Contract at the time the rate is determined plus one percentage point; or (b) the Monthly Average Corporates yield shown in Moody’s Corporate Bond Yield Averages for the calendar month ending two months before the date on which the rate is determined, published by Moody’s Investors Services, Inc., or any successor, or, if no longer published, a rate which is set by law or by regulation of the insurance supervisory official of the state in which this Contract is delivered.

The loan interest rate in effect with respect to a Participant shall be evaluated at least once every twelve months, but not more frequently than once in any three month period. If at the time of such evaluation, the rate of interest then applicable to new loans is at least .5% greater or lesser than the loan interest rate applicable to the Participant, the loan interest rate on the Participant’s outstanding loan balance shall then be adjusted to reflect such increase or decrease. A Participant shall receive a statement of the initial loan interest rate and shall receive at least 30 days, advance written notification of any change in the loan interest rate, provided however that any Participant taking a loan within 30 days of any change in the loan interest rate will be informed of such change on or before the time the loan is made.

Any loan under this Contract shall be repaid within five years, except that in the case of a loan used to acquire a dwelling unit that is to be used as the principal residence of the Participant, the loan may be repaid over a period not to exceed ten years. The loan agreement shall provide for repayments to be made at least quarterly and shall contain a repayment schedule that provides for the substantial level amortization of the loan over the applicable period, except as may be permitted by Section 72(p) of the Code.

If (a) the Participant defaults in the payment of the loan principal, or interest, or both or (b) the due date of the loan has been accelerated pursuant to the terms of the Plan and the Company has not otherwise been repaid, an amount equal to the sum of: (i) the loan principal; (ii) interest; and (iii) federal income tax withheld shall be withdrawn from the Account Value in the Interest Accumulation Account, and, upon such withdrawal, the loan reserve amount shall cease to exist. The amounts described in the preceding sentence that are so withdrawn shall be paid to the Company, and, upon such payment, the Company shall transmit the amount described in clause (iii) of the preceding sentence to the Federal Government.

If (a) this Contract is discontinued, and (b) the Contract Holder elects to have the funds under this Contract paid to a custodian, trustee or another insurance company, and (c) there are amounts being held as loan reserves under this Contract on the date of such election, then such loan reserve amounts shall be disposed of in accordance with the following clause (i) or the following clause (ii), whichever the Contract Holder elects:

(i)    An amount equal to the principal loan balance outstanding with respect to each Participant plus interest thereon shall be withdrawn from the Account Value and paid to the Company. The balance of the Account Value and loan documentation shall then be transferred to another insurance company, trustee or to a custodian.

(ii)   An amount equal to the Account Value less the loan reserve amount being held by the Company for a Participant’s loan shall be transferred to another insurance company, trustee or to a custodian. The loan reserve amount under this Contract for a Participant shall continue to be held by the Company until the Participant’s loan under the Plan has been repaid. Upon the entire loan being repaid the Account Value shall be transferred to another insurance company, trustee or to a custodian.]

(3) Subsection 7.3 of this Contract is deleted in its entirety and replaced with the following:

7.3              Effects Of Discontinuance

Discontinuance of this Contract shall not relieve the Contract Holder of obligations incurred by it before this Contract was discontinued. Accordingly, after this Contract is discontinued, all provisions of this Contract shall continue to apply, subject to the following:

(a)   No further amounts shall be contributed under this Contract on behalf of Participants, except for the contribution of any required amounts due under the terms of the Plan prior to the date this Contract was discontinued, or for any repayments of Participant loans.

(b)  (i)     For Participants who are not entitled to any benefits under this Contract on the Effective Date, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to the insurance company or custodian designated in such Notice to hold the assets of the Plan in a Section 403(b) of the Code annuity contract or custodial account. If such election is made and if the Notice is accompanied by a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for all Participants and upon such withdrawal, subject to subsection 4.6 of this Contract, pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date.

     (ii)      For Participants who are entitled to any benefits under this Contract on the Effective Date, the Contract Holder may elect, by Notice, that the Account Values for all such Participants be paid to the insurance company or custodian designated in such Notice. If such election is made and if the Notice is accompanied by an individual transfer request from each such Participant and a certified copy of a board resolution authorizing the transfer to the designated payee, the Company shall withdraw the Account Values for all Participants and upon such withdrawal, subject to subsection 4.6 of this Contract, pay the amounts so withdrawn to the designated payee in a single sum. Such withdrawal shall be made within 30 days of the date of the Valid Transaction Date unless the Contract Holder requests a later date. Account Values for all Participants for whom no individual transfer request is received shall continue to be held under this Contract and subject to its terms.

(c)   Notwithstanding subsection 4.2 of this Contract, under a plan to terminate the Plan the Contract Holder may elect by Notice, subject to the provisions of the Plan and all applicable requirements of the Code, that all Account Values be distributed to the Participants in a single sum and/or be used to purchase annuity benefits for the Participants. Within 30 days of the Valid Transaction Date, unless the Contract Holder requests a later date, the Company shall withdraw the Account Values and make the single sum distributions and/or purchase the annuity benefits as elected by the Participants. If no annuity benefits are available under the Plan, the Contract Holder may direct that all distributions be made in single sums and Participant elections are not required.

(d)   Notwithstanding any other provision of this Contract, if this Contract is discontinued all administrative services to the Contract shall terminate without notification to the Contract Holder.

This amendment is executed at New York, New York.

Second Vice President